As filed with the Securities and Exchange Commission on April 25, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HONEYWELL INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2640650
(State of Incorporation)	(I.R.S. Employer Identification No.)

115 Tabor Road
Morris Plains, New Jersey 07950
(973) 455-2000

(Address of Principal Executive Offices) (Zip Code)

2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

(Full Title of the Plan)

Jeffrey N. Neuman, Esq.
Vice President, Corporate Secretary and
Deputy General Counsel
Honeywell International Inc.
115 Tabor Road
Morris Plains, New Jersey 07950
(973) 455-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With Copies To:

Arthur H. Kohn, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share (“Common Stock”): Shares available for future grants under the 2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates	46,000,000	$113.97	$5,242,620,000	$527,931.83(2)
Total	46,000,000			$527,931.83

(1)	Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates as a result of stock splits, dividends or similar adjustments of the outstanding common stock of Honeywell International Inc.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of calculating the registration fee, based on $113.97 per share, the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on April 22, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Honeywell International Inc., a Delaware corporation (“Honeywell” or the “Registrant”), pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed pursuant to the Exchange Act on February 12, 2016 (the “Annual Report”);

(b) All other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on December 11, 2015 pursuant to the Securities Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for us by Jeffrey N. Neuman, Esq., Vice President, Corporate Secretary and Deputy General Counsel of Honeywell. Mr. Neuman holds restricted stock units, shares of and options to acquire Honeywell common stock.

Item 6. Indemnification of Directors and Officers.

In general, Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify a person who is made or threatened to be made a party to any action, suit, or proceeding whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation (a “derivative action”)) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation (a “Covered Proceeding”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Covered Proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in defense of a Covered Proceeding, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Section 145 of the DGCL further provides that it is not exclusive of other indemnification rights that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Eleventh of Honeywell’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors of Honeywell to the fullest extent permitted by DGCL Section 102(b)(7). In addition, Article Eleventh provides that each person who is or was a director or officer of Honeywell, and each person who serves or served at the request of Honeywell as a director or officer of another corporation, shall be indemnified and held harmless by Honeywell to the fullest extent authorized by the DGCL.

In addition, Honeywell maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

The Plan provides that no member of the Management Development and Compensation Committee of the Board of Directors of Honeywell (the “Committee”), nor any person acting as a delegate of the Committee with respect to the Plan, will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any award granted under the Plan. The Plan also provides that Honeywell will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or a delegate of the Committee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit No.	Description of Exhibit

4.1	2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (incorporated by reference to Honeywell’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2016)

4.2	Honeywell’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to Honeywell’s Current Report on Form 8-K, filed on April 27, 2010)

4.3	Honeywell’s By-laws, as amended (incorporated by reference to Exhibit 3(ii) to Honeywell’s Current Report on Form 8-K, filed on February 12, 2016)

4.4	Form of certificate representing shares of Common Stock (incorporated by reference to our Registration Statement on Form 8-B filed on August 16, 1985 (Registration No. 333-30548))

5.1	Opinion of Jeffrey N. Neuman, Vice President, Corporate Secretary and Deputy General Counsel of Honeywell, with respect to the legality of the securities being registered hereby (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.3	Consent of Jeffrey N. Neuman, Vice President, Corporate Secretary and Deputy General Counsel of Honeywell (contained in his opinion filed herewith as Exhibit 5.1)

24.1	Powers of Attorney (incorporated by reference to Exhibit 24 to Honeywell’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 12, 2016)

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Morris Plains, State of New Jersey, on April 25, 2016.

HONEYWELL INTERNATIONAL INC.

/s/ JENNIFER H. MAK
Name: Jennifer H. Mak
Title: Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

* David M. Cote	Chairman of the Board, Chief Executive Officer and Director	April 25, 2016
/s/ THOMAS A. SZLOSEK Thomas A. Szlosek	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 25, 2016
/s/ JENNIFER H. MAK Jennifer H. Mak	Vice President and Controller (Principal Accounting Officer)	April 25, 2016
* William S. Ayer	Director	April 25, 2016
* Kevin Burke	Director	April 25, 2016
* D. Scott Davis	Director	April 25, 2016
* Linnet F. Deily	Director	April 25, 2016
* Judd Gregg	Director	April 25, 2016

*
Clive R. Hollick	Director	April 25, 2016
*
Grace D. Lieblein	Director	April 25, 2016
*
Jaime Chico Pardo	Director	April 25, 2016
*
George Paz	Director	April 25, 2016
*
Bradley T. Sheares, Ph.D.	Director	April 25, 2016
*
Robin L. Washington	Director	April 25, 2016

* By:	/s/ JEFFREY N. NEUMAN
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (incorporated by reference to Honeywell’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2016)

4.2	Honeywell’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to Honeywell’s Current Report on Form 8-K, filed on April 27, 2010)

4.3	Honeywell’s By-laws, as amended (incorporated by reference to Exhibit 3(ii) to Honeywell’s Current Report on Form 8-K, filed on February 12, 2016)

4.4	Form of certificate representing shares of Common Stock (incorporated by reference to our Registration Statement on Form 8-B filed on August 16, 1985 (Registration No. 333-30548))

5.1	Opinion of Jeffrey N. Neuman, Vice President, Corporate Secretary and Deputy General Counsel of Honeywell, with respect to the legality of the securities being registered hereby (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.3	Consent of Jeffrey N. Neuman, Vice President, Corporate Secretary and Deputy General Counsel of Honeywell (contained in his opinion filed herewith as Exhibit 5.1)

24.1	Powers of Attorney (incorporated by reference to Exhibit 24 to Honeywell’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 12, 2016)